NATIONWIDE LIFE INSURANCE COMPANY
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215

                        CAPITAL PRESERVATION PLUS OPTION

CONTRACT FACE PAGE DISCLOSURE AND TITLING

The face page of the Contract is amended by adding the following to the title of the Contract.

Modified Guaranteed Annuity

The following disclosure is added to the face page of the Contract.

GUARANTEED TERM OPTIONS (GTOS) OF THE NATIONWIDE MULTIPLE MATURITY SEPARATE ARE SUBJECT TO A MARKET VALUE ADJUSTMENT THAT WILL RESULT IN AN UPWARD OR DOWNWARD ADJUSTMENT IN THE SURRENDER VALUE OR TRANSFER VALUE. A MARKET VALUE ADJUSTMENT IS NOT APPLIED TO: (1) THE DEATH BENEFIT; (2) AMOUNTS APPLIED TO AN ANNUITY PAYMENT OPTION AVAILABLE UNDER THE CONTRACT; OR (3) SURRENDERS OR TRANSFERS AT THE EXPIRATION OF THE TERM OF THE GTO (RESULTING IN THE AVAILABILITY OF THE FULL SURRENDER VALUE WITHOUT A MARKET VALUE ADJUSTMENT.

GENERAL INFORMATION REGARDING THIS OPTION

This option is made part of the Contract to which it is attached and is effective on the date it is elected. Nationwide may require this option to be elected within sixty (60) days of the Date of Issue.

THIS OPTION IS NOT AVAILABLE IN CONJUNCTION WITH ANY EXTRA VALUE OPTION.

To the extent any provisions contained in this option are contrary to or inconsistent with those of the Contract to which it is attached or to an endorsement attached to the Contract, the provisions of this option will control the Contract and/or endorsement accordingly. Non-defined terms shall have the meaning given to them in the Contract.

The purpose of this option is to provide the Contract Owner with Capital Preservation Plus Programs that are designed to preserve principal while permitting the allocation of a portion of the Contract Value to various Sub-Accounts of the Variable Account.

Capital Preservation Plus Programs may not be revoked except as described herein. Nationwide may discontinue offering new Capital Preservation Plus Programs on a prospective basis or limit the availability of certain Program durations.

The Program Guarantee Amount is only payable at the end of a Capital Preservation Plus Program. A full Surrender of the Surrender Value, full Surrender of the Death Benefit, or Annuitization ends the Capital Preservation Plus Program and the ability to receive the Program Guarantee Amount.

Nationwide will only permit one Capital Preservation Plus Program to be in effect at any given time.

Please note that in electing this option, the following benefits contained in the Contract will not be available during a Capital Preservation Plus Program:

     (1)  Subsequent Purchase Payments;

     (2) directed Surrenders from the Guaranteed Term Option ("GTO") corresponding to the elected Program; and

     (3)  loans under TSAs, if applicable.

DEFINITIONS

The following definitions are added to the Contract:

     CAPITAL PRESERVATION PLUS PROGRAM (the "Program") - An election of the Contract Owner, providing for the allocation of an amount, specified by Nationwide, to a GTO to which the Program applies. Any remaining Contract Value may be allocated to the Fixed Account or to Sub-Accounts of the Variable Account permitted by the Program. The duration of the Program is equal to the duration of the GTO under the Program elected (3, 5, 7 or 10-years). Nationwide guarantees that, at the expiration of the Program, the Contract Value will equal the value of the initial allocation to the Program, subject to an adjustment for Surrenders.

     NATIONWIDE MULTIPLE MATURITY SEPARATE ACCOUNT ("Separate Account") - A separate account of Nationwide funding the GTOs with terms of 3, 5, 7, or 10 years with a specified rate of return (subject to a market value adjustment).

     PROGRAM ADJUSTMENT - The amount Nationwide must credit to the Contract Value at the end of a Program in order for the Contract Value to equal the Contract Value at the time the Program was elected, subject to an adjustment for Surrenders. The Program Adjustment is considered earnings not a Purchase Payment.

     PROGRAM ANNIVERSARY - Each recurring one-year anniversary of the Program beginning date during which the Program remains in effect.

     PROGRAM GUARANTEE AMOUNT - The value of the initial allocation to a Program. This represents the Contract Value on the date the Program was elected, subject to an adjustment for Surrenders.

     SPECIFIED INTEREST RATE - The interest rate established at the time of allocation to a GTO corresponding to the elected Program. The interest rate established will never be less than 1.5%.

     GUARANTEED TERM OPTIONS (GTOS) - Investment options that are part of the Nationwide Multiple Maturity Separate Account providing a Specified Interest Rate paid over certain periods of time (or terms), if certain conditions are met. The Specified Interest Rate is subject to a market value adjustment.

The following Contract Value and Surrender Value definitions will replace the definitions in the Contract while a GTO elected in conjunction with a Capital Preservation Plus Program is in effect.

     CONTRACT VALUE - The combined value of the Variable Account, the Fixed Account, and the Nationwide Multiple Maturity Separate Account. Amounts allocated to the Nationwide Multiple Maturity Separate Account are subject to a market value adjustment.

     SURRENDER VALUE - The value of amounts Surrendered from the Contract. This is the Contract Value minus any applicable charges, or market value adjustments applicable to any Guaranteed Term Option of the Nationwide Multiple Maturity Separate Account corresponding to a Program, and any applicable premium taxes.

ADDITIONAL CHARGE

While a Program is in effect, Nationwide will deduct an additional charge at an annualized maximum rate of up to 0.75%. The additional charge assessed will not change for the duration of the Program. Nationwide reserves the right to charge less than the maximum rate.

For portions of the Contract Value allocated to the Variable Account, the charge is deducted daily from the net asset value of such amounts. For portions of the Contract Value allocated to the Nationwide Multiple Maturity Separate Account, the charge is deducted from the interest rate credited to such amounts.

PLEASE NOTE THAT THE GTO SPECIFIED INTEREST RATE MAY BE DECREASED BY THE ELECTION OF CERTAIN OTHER OPTIONS AVAILABLE UNDER THE CONTRACT. IN NO EVENT WILL THE SPECIFIED INTEREST RATE EVER BE LESS THAN 1.5%. OPTIONS ELECTED THAT RESULT IN A DECREASE TO THE GTO SPECIFIED INTEREST RATE ARE STATED ON THE CONTRACT SPECIFICATIONS PAGE OF THE CONTRACT.

Nationwide will discontinue deducting the additional charge of [0.75%] upon the expiration or termination of a Program. Any new Program election will re-institute the charge for the duration of the elected Program.

BENEFITS PROVIDED BY THIS OPTION

General Information Regarding Programs

NATIONWIDE MAY CHOOSE TO DISCONTINUE OFFERING NEW PROGRAMS ON A PROSPECTIVE BASIS OR MAY PROSPECTIVELY LIMIT THE AVAILABILITY OF CERTAIN PROGRAM DURATIONS.

This option permits a Contract Owner to elect a Program. The Program requires a percentage of the Contract Value to be invested in a GTO that matches the duration of the Program (the GTO will expire at the end of the calendar quarter following the 3rd, 5th, 7th or 10th anniversary of the initial allocation). Nationwide will determine GTO Specified Interest Rate and the required GTO allocation for the Program at the time of election. The remaining Contract Value may be invested in the Fixed Account or, subject to the restrictions described in this option, in various Sub-Accounts of the Variable Account.

If at the end of the Program the current Contract Value is less than the Program Guarantee Amount, Nationwide will credit the Program Adjustment to the Sub-Accounts in which the Contract Owner is invested at the time the Program expires.

The Program Adjustment is not allocated to the GTO at anytime or under any circumstances.

Upon expiration of a Program, if a new Program is not elected, all amounts allocated to the GTO for the Program, as well as any Program Adjustment, will be allocated to a money market Sub-Account.

Nationwide may restrict the initial allocation of Contract Value or transfers to certain Sub-Accounts in conjunction with the Program. Nationwide may not restrict allocations to Sub-Accounts in which the Contract Owner is already invested during the Program, except in the case of a substitution of shares or the complete discontinuation of a Sub-Account as specified in the "Variable Account" provision in the "Contract Investment Options" section of the Contract.

Option 1: Standard Program

A standard Program permits an allocation to a variety of Sub-Accounts of the Variable Account. A standard Program will require a greater allocation to a GTO when compared to an enhanced equity exposure Program.

Option 2: Enhanced Equity Exposure Program

These Programs require a smaller allocation to a GTO when compared to a standard Program. The smaller GTO allocation is accomplished by limiting the Sub-Account allocation to a single Sub-Account. Nationwide will determine which Sub-Accounts may be utilized in an enhanced equity exposure Program.

If the Sub-Accounts necessary to offer Option 2 are not offered as underlying funds in conjunction with the Contract, then Option 2 will not be available for election.

THE NATIONWIDE MULTIPLE MATURITY SEPARATE ACCOUNT: GUARANTEED TERM OPTIONS
(GTOS)

THE PORTION OF THE CONTRACT VALUE ALLOCATED TO THE GTO OF THE NATIONWIDE MULTIPLE MATURITY SEPARATE ACCOUNT CORRESPONDING TO THE ELECTED PROGRAM IS SUBJECT TO A MARKET VALUE ADJUSTMENT FOR ANY SURRENDER OR TRANSFER OCCURRING PRIOR TO ITS EXPIRATION.


General Information Regarding the Nationwide Multiple Maturity Separate Account

The Nationwide Multiple Maturity Separate Account is a segregated investment account of Nationwide. The assets of the Separate Account are the property of Nationwide but are not charged with the liabilities from any of its other businesses.

The Separate Account offers four GTOs that are managed by Nationwide, as fully described below.

The portion of assets of the Separate Account equal the reserves and other Contract liabilities.

A detailed description of the operation of the Separate Account has been filed with the Superintendent of the New York Insurance Department.

General Information Regarding the GTOs

GTOs are only available in conjunction with the election of a Program and prior to the Annuitization Date.

The election of this option requires a portion of the Contract Value to be allocated to a GTO that matches the duration of the Program elected. The amount of the Contract Value to be allocated to a GTO is automatically determined by Nationwide, based in part upon the Specified Interest Rate of the GTO.


The Separate Account has four GTOs available. The available GTOs have terms lasting three years, five years, seven years and ten years.

During the term of a GTO corresponding to the elected Program, Nationwide credits a Specified Interest Rate that is established upon the GTO allocation. The Specified Interest Rate is credited during the term of the GTO corresponding to the elected Program. The Contract Value, however, is subject to the application of a market value adjustment described herein.

At least 15 days, and at most 30 days, before the end of each calendar quarter Contract Owners having a GTO reaching the end of their terms in the next quarter will be notified of their impending expiration. When the GTO corresponding to a Program has expired, the Contract Owner will then have 30 days from the day following expiration to Surrender or transfer the GTO without application of the market value adjustment. During the 30 days after the GTO has expired, the Specified Interest Rate established for the GTO will continue to be credited, but is not guaranteed. If the GTO has not been transferred or Surrendered 30 days following the expiration date, amounts in the GTO will be transferred automatically to a money market Sub-Account.

Market Value Adjustments Applicable to the GTOs

A market value adjustment ("MVA") applies to all amounts in a GTO that are transferred or Surrendered prior to the expiration of the Program. All interest rate swaps described in connection with the MVA formula are published by the Federal Reserve Board. If the Federal Reserve Board halts publication of interest rate swaps and there is no suitable alternative source of interest rate swaps, or if, for any other reason, interest rate swaps are not available to be relied upon, Nationwide will use appropriate rates based on treasury bond yields subject to the approval of the Superintendent of Insurance.

MVA will not be applied to the Death Benefit or any amounts applied to an annuity payment option available under the Contract.

The MVA is calculated using an MVA formula expressing the relationship between three factors:

(1) the interest rate swap for a period equivalent to the term of the GTO at the time of allocation;

(2) the interest rate swap at the time of Surrender or transfer for a period of time with maturity equal to the time remaining until expiration of the GTO; and

(3)  the number of days remaining until the date the GTO expires.


The formula for determining the MVA is:

                                     t
                ____1 + A____
                    1 + B

Where:

     A = the interest rate swap for a period equivalent to the term of the GTO at the time of allocation (3, 5, 7 or 10 years);

     B = the interest rate swap at the time of distribution for a period of time with maturity equal to the time remaining until expiration of the GTO. In determining the number of years to maturity, any partial year is counted as a full year, unless it causes the number of years to exceed the term of the GTO;

     T  =the number of days until the expiration of the GTO, divided by 365.25.

     In the case of A, the interest rate swap used is the rate published two days before the date the allocation to the GTO was made. If no interest rate swap is available for this date, then the most recent available rate prior to that date will be used.

     In the case of B, the interest rate swap used is the rate published two days before the date of Surrender or transfer. If no interest rate swap is available for this date, then the most recent available rate prior to that date will be used.

     For periods not coinciding with the published interest rate swap periods, rates used in A and B will be determined by an adjustment to the published interest rate swaps based on a proportion to the difference in years.


     The result of the MVA formula as described in this section is an MVA factor. The MVA factor will be more than, less than, or equal to one. The MVA formula is multiplied by amounts transferred or Surrendered from the GTO.

     (1) Positive Adjustment - If the MVA factor is more than one, the adjustment is positive and the value of amounts transferred or Surrendered from the GTO increases.

     (2) Negative Adjustment - If the MVA factor is less than one, the adjustment is negative and the value of amounts transferred or Surrendered from the GTO decreases.

     (3) No Adjustment - If the MVA factor is exactly one, there is no adjustment and the value of amounts transferred or Surrendered from the GTO does not change.

DISCONTINUING A PROGRAM

Except as provided below, no Program in effect may be terminated or discontinued.

In the case of a Program with a duration corresponding to a 7 year GTO, the Contract Owner, during the 60 days following the 5th Program Anniversary, may opt to discontinue the Program.

In the case of a Program with a duration corresponding to a 10 year GTO, the Contract Owner, during the 60 days following the 7th Program Anniversary, may opt to discontinue the Program.

If a Program is discontinued as described above, the additional charge associated with the Program is no longer assessed and Nationwide will no longer be obligated to provide the Program Guarantee Amount or credit any type of Program Adjustment associated with such discontinued Program.

Discontinuation of a Program does not prevent the Contract Owner from subsequently electing a new Program with a new Program Guarantee Amount. Notwithstanding the termination of a Program, any GTO amounts that are transferred or Surrendered prior to expiration of the duration associated with the discontinued Program will result in the application of a market value adjustment as described herein.

TRANSFERS

While a Program is in effect, the portion of the Contract Value allocated to the GTO to which the Program applies may not be transferred into any Sub-Accounts or the Fixed Account. If an enhanced Program is elected, the assets in the Sub-Account established in conjunction with the enhanced Program may not be transferred while the Program is in effect.

Transfers to the GTO while a Program is in effect are not permitted.

SURRENDERS

All Surrenders requested from the Contract while a Program is in effect will be done proportionally from each investment option based on the allocation, unless otherwise directed by the Contract Owner. This includes each Sub-Account of the Variable Account, the GTO of the Nationwide Multiple Maturity Separate Account corresponding to the Program and the Fixed Account. In addition to any applicable Contingent Deferred Sales Charge ("CDSC"), GTO allocations will be subject to a market value adjustment. The Contract Owner may not direct Surrenders to be made from the GTO corresponding to the Program elected.

Any Surrender prior to the expiration of a Program will result in the following:

     (1) The Program Guarantee Amount (and any applicable corresponding Program Adjustment) will be adjusted on a proportional basis to the Contract Value at the time of Surrender for any Surrenders while the Program is in effect;

     (2) a market value adjustment will apply to any Surrender of the GTO, as described herein; and

     (3) any applicable CDSC described in the Contract will apply.

CONTRACT MAINTENANCE CHARGE

Any Contract Maintenance Charge described in the Contract that is assessed against the Contract Value while a Program is in effect will reduce the Program Guarantee Amount (and any applicable corresponding Program Adjustment) proportionally.



Executed for Nationwide by:

         [/s/ PATRICIA R. HATLER]           [/s/MARK R. THRESHER]
              Secretary                         President